News Release

Media Inquiries Bill Price 908-582-4820 (office) 1-800-759-8888, Pin No. 2584777 (pager) williamprice@lucent.com	Investor Inquiries John DeBono 908-582-7793 (office) debono@lucent.com

Joan Campion 908-582-5832 (office) joancampion@lucent.com	Dina Fede 908-582-0366 (office) fede@lucent.com

LUCENT TECHNOLOGIES REPORTS RESULTS FOR THIRD QUARTER OF FISCAL 2005

•	Records net income of $372 million, or 7 cents per diluted share, for the quarter

•	Posts revenues of $2.34 billion for the quarter

FOR IMMEDIATE RELEASE: TUESDAY, July 19, 2005

     MURRAY HILL, N.J. — Lucent Technologies (NYSE: LU) today reported results for the third quarter of fiscal 2005, which ended June 30, 2005, in accordance with U.S. Generally Accepted Accounting Principles (GAAP). For the quarter, Lucent reported net income of $372 million or 7 cents per diluted share. These results compare with net income of $267 million, or 6 cents per diluted share, in the second quarter of fiscal 2005 and net income of $387 million, or 8 cents per diluted share, in the year-ago quarter.

     The company recorded revenues of $2.34 billion in the quarter, essentially flat sequentially and an increase of 7 percent from the year-ago quarter. The company’s revenues were $2.34 billion in the second quarter of fiscal 2005 and $2.19 billion in the year-ago quarter.

     The third quarter’s earnings per share included a positive impact of $127 million, or about 2 cents per diluted share, primarily due to the favorable impact of tax items and recoveries of bad debt and customer financing. These items and certain other significant items had positive impacts of $119 million, or about 2 cents per diluted share, in the second fiscal quarter, and $211 million, or about 4 cents per diluted share, in the year-ago quarter.1

EXECUTIVE COMMENTARY

     “This quarter, we continued to deliver steady, profitable results driven primarily by our strength in 3G mobile networks and growth in our Services business,” said Lucent Technologies Chairman and CEO Patricia Russo. “We believe our wireline business is stabilizing, and we continue to strengthen our position in the next-generation of IMS-based networks with more customer trials and developments.

     “In April, we announced the formation of the Network Solutions Group (NSG) to improve our time to market and drive greater efficiency across the business. Over the last 90 days, we have made solid progress building on the collaboration that was already taking place in the business,” said Russo. “We now have an organization and leadership team in place in NSG under Cindy Christy. We continue implementing common platforms for our IMS-based solutions, including our optical and data portfolios and in our next-gen access and applications businesses. We are also leveraging our R&D capabilities around the world.

     “These actions contribute to our positioning for success in the key growth markets for next-generation networks,” said Russo. “We continue to invest in the areas that are critical to our vision of converged services — mobile high-speed data, broadband access, next-gen optical, VoIP, as well as services, the government sector and emerging markets. And we are increasingly focusing these investments in areas such as next-gen access for high-end video distribution like IPTV and revenue-generating applications for converged services.”

     Lucent Technologies Chief Financial Officer Frank D’Amelio confirmed the company’s guidance for the fiscal year: “We continue to expect Lucent’s annual revenues for fiscal 2005 to increase on a percentage basis in the mid-single digits, which we believe will be at about the market growth rate. We continue to focus on improving our productivity and managing our cost and expenses, while we build on new revenue and market opportunities for the business.”

GROSS MARGIN AND OPERATING EXPENSES

     Gross margin for the third quarter of fiscal 2005 was 45 percent of revenues as compared with 42 percent in the second quarter of fiscal 2005 and 43 percent in the year-ago quarter.

     Operating expenses for the third quarter of fiscal 2005 were $681 million as compared with $707 million for the second quarter of fiscal 2005 and $598 million for the year-ago quarter.

BALANCE SHEET UPDATE

     As of June 30, 2005, Lucent had about $4.1 billion in cash and marketable securities, flat sequentially from about $4.1 billion in the quarter ended March 31, 2005. During the quarter, Lucent used $318 million in cash for debt repurchases.

REVIEW OF OPERATIONS – THREE MONTHS ENDED JUNE 30, 2005

     On a sequential basis, revenues in the United States increased $74 million, or 5 percent, and revenues outside the United States decreased $69 million, or 8 percent. Compared with the year-ago quarter, revenues in the United States increased $118 million, or 8 percent, and revenues outside the United States increased $32 million, or 4 percent.

Mobility Solutions2

     Mobility revenues for the third quarter of fiscal 2005 were $1.17 billion, a decrease of 2 percent sequentially and an increase of 14 percent compared with the year-ago quarter.

     In the third quarter, Lucent’s Mobility business continued its momentum as a leading supplier of third-generation (3G) mobile networking solutions, and further strengthened its applications business:

•	Last week, Lucent announced a three-year agreement with MetroPCS valued at up to $500 million to provide 3G CDMA2000® equipment for new and existing markets across the United States. This agreement includes both CDMA2000 1X and CDMA2000 1xEV-DO technology.

•	Lucent continued its momentum in the 3G CDMA2000 market, announcing new CDMA2000 1xEV-DO contracts with Mexico’s Iusacell and Russia’s Delta Telecom, as well as an agreement with Telecom New Zealand to expand its existing Lucent-supplied EV-DO network.

•	Lucent also signed agreements with VIVO, Brazil’s largest mobile operator, to increase the coverage and capacity of its CDMA2000 1X network and with Vietnam Power Telecom to expand its CDMA450 network to serve additional markets in Vietnam.

•	Lucent also enhanced its Bell Labs-developed applications portfolio in the third quarter, introducing a series of new IMS-based “blended lifestyle” services, including an advanced personal directory service (Active PhoneBook), personalized location-based services (iLocator) and peer-to-peer streaming video conference sessions. These services combine voice, video and data capabilities and can be delivered on both wireless and wireline networks.

Integrated Network Solutions (INS)2

     INS revenues for the third quarter of fiscal 2005 were $592 million, essentially flat sequentially and a decrease of 12 percent compared with the year-ago quarter.

     Lucent continued to announce agreements focused on key technologies that are most important for next-generation networks, including next-gen optical, voice over Internet protocol (VoIP) and broadband access.

•	In optical, Lucent was awarded contracts with Guangdong Telecom in China, Essent Kabelcom in the Netherlands, Heisei DenDen in Japan, Dreamline in Korea and Toronto Hydro Telecom. These various optical transport wins help build or enhance the capacity of optical transport networks through the deployment of LambdaUnite® MultiService Switches, Metropolis® ADM Multiservice Multiplexers, Metropolis® DMX and DMXtend Access Multiplexers, and Navis® network management software.

•	Lucent announced five VoIP wins for the new Lucent Compact Switch, part of Lucent’s Accelerate TM Next-Generation Communications Solutions portfolio, with Industry Telephone, Lakedale Telephone, CMC Telecom, Midwest Wireless and Fonix Telecom. In addition, Lucent will supply its VoIP for Enterprises solution to Dacom, one of Korea’s leading service providers, to help offer IP services to large enterprise customers.

•	In broadband access, Lucent announced agreements with Club Internet, the French arm of Deutsche Telekom’s T-Online Internet Service Provider division, Telefonica Brazil and Tele2 in Austria, for advanced broadband services, including video on demand and high-speed Internet connections. In addition, Telefonica de Espana added its 40,000th subscriber for its IPTV service, Imagenio, which is based on Lucent’s Stinger® DSLAM portfolio.

•	Lucent also was selected by BT as a preferred supplier of core IP routing platforms and will provide network integration, deployment and maintenance support for one of the world’s largest infrastructure upgrades, BT’s 21st century IP network. Lucent also announced an agreement with Kazakhtelecom to provide a broadband Ethernet solution to deliver data services to business and residential customers in three cities in Kazakhstan.

LUCENT WORLDWIDE SERVICES (LWS)

     LWS revenues for the third quarter of fiscal 2005 were $538 million, an increase of 8 percent sequentially and an increase of 14 percent compared with the year-ago quarter.

     LWS continues to focus on broadening its business and leveraging its network integration and multivendor capabilities with new deployment, maintenance and professional services wins, as well as contributions to several other major contracts:

•	LWS solutions were components of 25 contract announcements this quarter, including most notably a nine-year $187 million managed services contract with Capgemini Energy, a limited partnership between TXU and Capgemini, to provide a full scope of network consulting, design and management services for TXU’s infrastructure. LWS also announced its first hosted messaging services contract with Choice One Communications.

•	Among these announcements were also several contracts with wireless services components, including radio frequency network optimization contracts with provincial subsidiaries of China Mobile and China Unicom, an expansion contract with Telecom New Zealand to provide managed services for its CDMA2000® 1xEV-DO network, and a contract with Vietnam Power Telecom to provide engineering, installation, testing, optimization, program management and training services for its Phase II CDMA450 network expansion project.

•	Services wins also included contracts in the government sector to provide network integration and professional services for communications infrastructure upgrades at U.S. Army installations in North America and Europe, and with the U.S. Navy’s SeaPort-e program where the Lucent team can provide network engineering, integration, installation, deployment, managed services and program management support services.

•	Lucent also entered into several alliances, including a global strategic alliance with Capgemini to deliver best-in-class services to governments, enterprises and telecommunications markets worldwide, and alliances with Orca Interactive to enhance Lucent’s IPTV solution, and with BayPackets to enhance Lucent’s IMS solution.

     The quarterly earnings conference call will take place today at 8:30 a.m. Eastern Daylight Time and be broadcast live over the Internet at http://www.lucent.com/investor. It will be maintained on the site for replay through Tuesday, July 26, 2005.

     Lucent Technologies designs and delivers the systems, services and software that drive next-generation communications networks. Backed by Bell Labs research and development, Lucent uses its strengths in mobility, optical, software, data and voice networking technologies, as well as services, to create new revenue-generating opportunities for its customers, while enabling them to quickly deploy and better manage their networks. Lucent’s customer base includes communications service providers, governments and enterprises worldwide. For more information on Lucent Technologies, which has headquarters in Murray Hill, N.J., USA, visit www.lucent.com.

This news release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about us, our future performance, the industries in which we operate, our beliefs and our management’s assumptions. In addition, other written or oral statements that constitute forward-looking statements may be made by us or on our behalf. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” ”believes,” “seeks” and “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict or assess. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. These risks and uncertainties include: fluctuations in the telecommunications market; our ability to compete effectively; our product portfolio and ability to keep pace with technological advances in our industry; our reliance on a limited number of key customers; our exposure to the credit risk of our customers; the pricing, cost and other risks inherent in our long-term sales agreements; the costs and risks associated with our pension and postretirement benefit plans; the social, political and economic risks of our foreign operations; our reliance on third parties to manufacture most of our products; our ability to generate positive cash flow; existing and future litigation; our ability to protect our intellectual property rights and the expenses we may incur in defending such rights; the complexity of our products; changes to existing regulations or technical standards; changes in environmental health and safety laws; and our ability to retain and recruit key personnel. For a further list and description of such risks and uncertainties, see the reports filed by us with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this news release, whether as a result of new information, future events, changes in assumptions, or otherwise.

1 Details on the significant items impacting results are available in Exhibit E in the accompanying financial reporting package.

2 Recent organizational changes related to combining our mobility and wireline businesses into a single unit, called the Network Solutions Group, were announced on April 19, 2005. These changes are in the process of being implemented and may impact our current reportable segment structure in the future.

# # #

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES

Index to Exhibits to July 19, 2005 Earnings Release

Exhibit A	Consolidated statements of operations for the three months ended June 30, 2005, March 31, 2005 and June 30, 2004 and the nine months ended June 30, 2005 and June 30, 2004

Exhibit B	Consolidated balance sheets as of June 30, 2005, March 31, 2005 and September 30, 2004

Exhibit C	Consolidated statements of cash flows for the three months ended June 30, 2005, March 31, 2005 and December 31, 2004 and the nine months ended June 30, 2005 and June 30, 2004

Exhibit D	Segment and product information and reconciliation of basic to diluted EPS

Exhibit E	Summary of significant items impacting results

Exhibit A

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; amounts in millions, except per share amounts)

	Three months ended			Nine months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2005	2005	2004	2005	2004
REVENUES
Products	$1,802	$1,836	$1,717	$5,453	$5,225
Services	538	499	473	1,557	1,418

Total revenues	2,340	2,335	2,190	7,010	6,643

COSTS
Products.	909	980	903	2,850	2,766
Services	379	380	340	1,149	1,073

Total costs	1,288	1,360	1,243	3,999	3,839

Gross margin	1,052	975	947	3,011	2,804
Gross margin %	45%	42%	43%	43%	42%
OPERATING EXPENSES
Selling, general and administrative, before recovery of bad debts and customer financings	441	434	381	1,271	1,136
Recovery of bad debts and customer financings	(53)	(11)	(90)	(75)	(203)

Selling, general and administrative	388	423	291	1,196	933
Research and development	287	292	334	858	951
Business restructuring	6	(8)	(27)	(1)	(15)

Total operating expenses	681	707	598	2,053	1,869
Operating income	371	268	349	958	935
Other income (expense), net	52	43	128	49	35
Interest expense	85	85	94	259	304

Income before income taxes	338	226	383	748	666
Income taxes	(34)	(41)	(4)	(65)	(127)

Net income	372	267	387	813	793
Conversion expense — 8.00% redeemable convertible preferred stock	—	—	—	—	(1)
Preferred dividends and accretion	—	—	—	—	12

Net income applicable to common shareowners	$372	$267	$387	$813	$804

Basic earnings per share applicable to common shareowners	$0.08	$0.06	$0.09	$0.18	$0.19
Diluted earnings per share applicable to common shareowners	$0.07	$0.06	$0.08	$0.17	$0.17

Weighted average number of common shares outstanding — basic	4,433	4,421	4,288	4,419	4,241

Weighted average number of common shares outstanding — diluted	5,326	5,047	5,097	5,039	4,822

Exhibit B

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; amounts in millions, except per share amounts)

	June 30,	March 31,	September 30,
	2005	2005	2004

Assets:
Cash and cash equivalents (a)	$1,724	$1,967	$3,379
Marketable securities (a)	373	798	858
Receivables, less allowances of $88, $98 and $110, respectively	1,309	1,544	1,359
Inventories	911	882	822
Other current assets	1,671	1,615	1,813

Total current assets	5,988	6,806	8,231
Marketable securities (a)	2,039	1,342	636
Property, plant and equipment, net	1,284	1,302	1,376
Prepaid pension costs	5,847	5,684	5,358
Goodwill and other acquired intangibles, net	423	427	434
Other assets	856	856	928

Total assets	$16,437	$16,417	$16,963

Liabilities:
Accounts payable	$769	$738	$872
Payroll and benefit-related liabilities	884	828	1,232
Debt maturing within one year	—	—	1
Other current liabilities	1,818	1,855	2,361

Total current liabilities	3,471	3,421	4,466
Postretirement and postemployment benefit liabilities	4,893	4,878	4,881
Pension liabilities	1,566	1,668	1,874
Long-term debt	4,462	4,722	4,837
Liability to subsidiary trust issuing preferred securities	1,102	1,152	1,152
Other liabilities	1,013	1,055	1,132

Total liabilities	16,507	16,896	18,342

Commitments and contingencies

Shareowners’ deficit:
Common stock (b)	45	44	44
Additional paid-in capital	23,481	23,433	23,005
Accumulated deficit	(19,980)	(20,352)	(20,793)
Accumulated other comprehensive loss	(3,616)	(3,604)	(3,635)

Total shareowners’ deficit	(70)	(479)	(1,379)

Total liabilities and shareowners’ deficit	$16,437	$16,417	$16,963

(a)	Cash and cash equivalents and marketable securities amounted to $4,136, $4,107 and $4,873 as of June 30, 2005, March 31, 2005, and September 30, 2004, respectively.

(b)	$0.01 per share par value; 10,000 authorized shares; 4,454 issued and 4,444 outstanding as of June 30, 2005; 4,437 issued and 4,427 outstanding as of March 31, 2005; 4,396 issued and 4,395 outstanding as of September 30, 2004.

Exhibit C

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; $ in millions)

	Three months ended			Nine months ended
	June 30,	March 31,	December 31,	June 30,	June 30,
	2005	2005	2004	2005	2004

Operating Activities
Net income	$372	$267	$174	$813	$793

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	147	145	165	457	517
Recovery of bad debts and customer financings	(53)	(11)	(11)	(75)	(203)
Deferred income taxes	8	(21)	—	(13)	(12)
Pension credit	(244)	(244)	(242)	(730)	(831)
Other adjustments for non-cash items	42	22	95	159	155
Changes in operating assets and liabilities:
Receivables	278	(236)	86	128	15
Inventories and contracts in process	(34)	(24)	1	(57)	(245)
Accounts payable	(4)	(58)	(93)	(155)	(85)
Deferred revenue	(4)	219	(107)	108	349
Other operating assets and liabilities	(132)	(411)	(392)	(935)	(158)

Net cash (used in) provided by operating activities	376	(352)	(324)	(300)	295

Investing Activities
Capital expenditures	(68)	(43)	(34)	(145)	(94)
Maturities, sales and purchases of marketable securities	(263)	33	(695)	(925)	(834)
Other investing activities	1	—	—	1	57

Net cash used in investing activities	(330)	(10)	(729)	(1,069)	(871)

Financing Activities
Net proceeds of short-term borrowings	—	—	—	—	9
Repayments of long-term debt	(318)	(80)	(21)	(419)	(309)
Issuance of common stock	36	30	55	121	236
Repayments of preferred stock	—	—	—	—	(21)
Other financing activities	—	6	(2)	4	6

Net cash (used in) provided by financing activities	(282)	(44)	32	(294)	(79)
Effect of exchange rate changes on cash and cash equivalents	(7)	(8)	23	8	20

Net (decrease) increase in cash and cash equivalents	(243)	(414)	(998)	(1,655)	(635)
Cash and cash equivalents at beginning of period	1,967	2,381	3,379	3,379	3,821

Cash and cash equivalents at end of period	$1,724	$1,967	$2,381	$1,724	$3,186

Exhibit D

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
SEGMENT AND PRODUCT INFORMATION
(Unaudited; $ in millions, except per share amounts)

	Three months ended			Nine months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2005	2005	2004	2005	2004

Total Revenues
Mobility Solutions (Mobility)	$1,172	$1,202	$1,028	$3,526	$2,961
Integrated Network Solutions (INS)	592	589	673	1,826	2,178
Lucent Worldwide Services (Services)	538	499	473	1,557	1,418
Other	38	45	16	101	86

Total revenues	$2,340	$2,335	$2,190	$7,010	$6,643

US Revenues
Mobility	$881	$879	$780	$2,615	$2,108
INS	284	258	340	823	1,098
Services	320	267	269	882	783
Other	38	45	16	102	85

Total US revenues	$1,523	$1,449	$1,405	$4,422	$4,074

Non-US Revenues
Mobility	$291	$323	$248	$911	$853
INS	308	331	333	1,003	1,080
Services	218	232	204	675	635
Other	—	—	—	(1)	1

Total non-US revenues	$817	$886	$785	$2,588	$2,569

Operating income
Mobility	$406	$404	$339	$1,200	$867
INS	64	(12)	61	75	344
Services	99	57	77	230	197

Total segment income	569	449	477	1,505	1,408
Recovery of bad debts and customer financings	53	11	90	75	203
Business restructuring	(6)	8	27	1	15
Other	(245)	(200)	(245)	(623)	(691)

Total operating income	$371	$268	$349	$958	$935

Products and Services Revenues
Wireless	$1,172	$1,202	$1,028	$3,526	$2,961
Voice networking	200	203	274	645	897
Data and network management	197	221	254	618	701
Optical networking	195	165	145	563	580
Services	538	499	473	1,557	1,418
Other	38	45	16	101	86

Total revenues	$2,340	$2,335	$2,190	$7,010	$6,643

*	Segment information for periods prior to fiscal 2005 was reclassified to conform to the current period’s presentation.

	Three months ended			Nine months ended
Reconciliation of basic to diluted EPS:	June 30,	March 31,	June 30,	June 30,	June 30,
	2005	2005	2004	2005	2004

Net income	$372	$267	$387	$813	$793
Conversion cost — 800% convertible securities	—	—	—	—	(1)
Preferred stock dividends and accretion	—	—	—	—	12

Net income applicable to common shareowners — basic	$372	$267	$387	$813	$804
Adjustment for dilutive securities on net income:
775% convertible securities	(1)	—	—	1	—
275% convertible securities	11	11	11	34	34
8% convertible securities	11	—	17	—	—

Net income applicable to common shareowners — diluted	$393	$278	$415	$848	$838

Weighted average number of shares outstanding — basic	4,433	4,421	4,288	4,419	4,241
Effect of dilutive securities:
Stock options	49	62	76	62	76
Warrants	1	28	—	14	—
775% convertible securities	10	—	—	10	—
275% convertible securities	622	536	498	534	505
8% convertible securities	211	—	235	—	—

Weighted average number of shares outstanding — diluted	5,326	5,047	5,097	5,039	4,822

EPS:
Basic	$0.08	$0.06	$0.09	$0.18	$0.19
Diluted	$0.07	$0.06	$0.08	$0.17	$0.17

Certain securities have been excluded from the above calculations from all periods presented because the effect of adjusting net income for the related interest and the number of common shares for which they would be converted or redeemed was antidilutive.

Exhibit E

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
SUMMARY OF SIGNIFICANT ITEMS IMPACTING RESULTS
(Unaudited; $ in millions, except per share amounts)

	Three months ended
	June 30,	March 31,	June 30,
	2005	2005	2004

Shareowner settlement	$17	$—	$72
Recovery of bad debts and customer financings	53	11	94
Business restructuring	(6)	8	27
Early extinguishment of debt obligations	(5)	(3)	(1)
Discrete income tax items	68	103	19

Total	$127	$119	$211

Per share impact — basic	$0.03	$0.03	$0.05

Per share impact — diluted	$0.02	$0.02	$0.04

The above significant items impacting results were reflected in:
Operating expenses	$47	$19	$117
Other income (expense), net	24	45	79
Income taxes	56	55	15

Net income	$127	$119	$211